SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2013 (August 1, 2013)

SIRIUS XM RADIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2013, we issued $600 million aggregate principal amount of 5.75% Senior Notes due 2021 (the “Notes”). The Notes were sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc., Barclays Capital Inc., BNP Paribas Securities Corp., RBC Capital Markets, LLC, RBS Securities Inc., Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc. and BMO Capital Markets Corp., as initial purchasers. The Notes were offered to certain non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and to qualified institutional buyers pursuant to Rule 144A under the Securities Act at a purchase price equal to 100% of their principal amount. The terms of the Notes are governed by an Indenture, dated as of August 1, 2013, among us, the guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The following summary is not a complete description of all of the terms of the Notes.

Interest and maturity. Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 at a rate of 5.75% per annum, commencing on February 1, 2014. The Notes will mature on August 1, 2021.

Guarantees. Satellite CD Radio LLC, XM 1500 Eckington LLC, XM Investment LLC, XM Radio LLC and XM eMall Inc., our wholly owned subsidiaries, guarantee, on a senior unsecured basis, our obligations under the Notes, including the payment of principal and interest. These guarantors also guarantee our existing senior indebtedness. One or more of our other subsidiaries may, in the future, be required to guarantee our existing senior indebtedness, but may not be required to guarantee the Notes except as provided in the Indenture.

Ranking. The Notes are our general unsecured senior obligations. The Notes and related guarantees rank equally in right of payment with all of our and our guarantors’ existing and future senior indebtedness and senior in right of payment to all of our and our guarantors’ existing and future subordinated obligations; the Notes and related guarantees are structurally subordinated in right of payment to all existing and future liabilities (including trade payables) of our non-guarantor subsidiaries; and the Notes and related guarantees are effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Optional redemption. At any time prior to August 1, 2016, we may redeem some or all of the Notes at any time and from time to time at a “make-whole” redemption price set forth in the Indenture. On or after August 1, 2016, we may redeem the Notes, in whole or in part, at any time at the redemption prices set forth in the Indenture. In addition, prior to August 1, 2016, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price equal to 105.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

Change of control and other restrictive covenants. The Notes are subject to covenants that, among other things, require us to make an offer to repurchase the Notes at 101% of their principal amount in the event of a change of control and a downgrade in our ratings, and limit our ability and the ability of our subsidiaries to create certain liens; enter into sale/leaseback transactions; and merge or consolidate. In addition, the Indenture restricts our non-guarantor subsidiaries’ ability to create, assume, incur or guarantee additional indebtedness without such non-guarantor subsidiary guaranteeing the Notes on a pari passu basis.

Use of proceeds. We will use the net proceeds from this offering, together with cash on hand, to redeem our outstanding 8.75% Senior Notes due 2015 (“8.75% Notes”). On August 1, 2013, we issued a notice of redemption to redeem all outstanding 8.75% Notes on September 3, 2013.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 is hereby incorporated into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

4.1 Indenture, dated as of August 1, 2013, among Sirius XM Radio Inc., the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 5.75% Senior Notes due 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: August 1, 2013